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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Chicago Bridge & Iron Company N. V.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF AND AGENDA FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD JULY , 2006
PROXY STATEMENT
ITEM 1 ELECTION OF MEMBERS OF THE SUPERVISORY BOARD
COMMITTEES OF THE SUPERVISORY BOARD
COMMON SHARE OWNERSHIP BY CERTAIN PERSONS AND MANAGEMENT
EXECUTIVE COMPENSATION
ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
STOCK PERFORMANCE CHART
COMPARISON OF TOTAL RETURNS
ITEM 2 ELECTION OF MEMBER OF MANAGEMENT BOARD
ITEM 3 ADOPTION OF ANNUAL ACCOUNTS FOR 2005
ITEM 4 DISCHARGE OF MEMBERS OF THE MANAGEMENT BOARD
ITEM 5 DISCHARGE OF MEMBERS OF THE SUPERVISORY BOARD
ITEM 6 DISTRIBUTION FROM PROFITS
ITEM 7 DETERMINE THE COMPENSATION OF THE SUPERVISORY DIRECTOR WHO SERVES AS THE NON-EXECUTIVE CHAIRMAN
ITEM 8 EXTENSION OF AUTHORITY OF MANAGEMENT BOARD TO REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL UNTIL JANUARY , 2008
ITEM 9 EXTENSION OF AUTHORITY OF SUPERVISORY BOARD TO ISSUE SHARES, TO GRANT THE RIGHT TO ACQUIRE SHARES AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL JULY , 2011
ITEM 10 APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ITEM 11 DISCUSSION OF DIVIDEND POLICY
SHAREHOLDER PROPOSALS

PRELIMINARY COPY
CHICAGO BRIDGE & IRON COMPANY N.V.
POLARISAVENUE 31
2132 JH HOOFDDORP, THE NETHERLANDS
NOTICE OF AND AGENDA FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD JULY       , 2006
To the Shareholders of:
CHICAGO BRIDGE & IRON COMPANY N.V.
      You are hereby notified that the Annual General Meeting of Shareholders (the “Annual Meeting”) of Chicago Bridge & Iron Company N.V. (the “Company”) will be held at                    The Netherlands, at 2:00 P.M., local time, on                    , July     , 2006, for the following purposes:

1. To elect three members of the Supervisory Board to serve until the Annual General Meeting of Shareholders in 2009. The Supervisory Board recommends the election of Philip K. Asherman, Vincent L. Kontny and L. Richard Flury to fill these positions;

2. To elect one member of the Management Board to serve until the Annual General Meeting of Shareholders in 2010. The Supervisory Board recommends the election of Chicago Bridge & Iron Company B.V.;

3. To authorize the preparation of the Dutch Statutory Annual Accounts of the Company and the annual report of the Management Board in the English language, to discuss the annual report of the Management Board for the year ended December 31, 2005 and to adopt the Dutch Statutory Annual Accounts of the Company for the year ended December 31, 2005;

4. To discharge the members of the Management Board from liability in respect of the exercise of their duties during the year ended December 31, 2005;

5. To discharge the members of the Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2005;

6. To resolve on the final dividend for the year ended December 31, 2005, in an amount of $0.12 per share, which has previously been paid out to shareholders in the form of interim dividends;

7. To determine the compensation of the member of the Supervisory Board who serves as the non-executive Chairman;

8. To approve the extension of the authority of the Management Board, acting with the approval of the Supervisory Board, to repurchase up to 10% of the issued share capital of the Company until January , 2008 on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share not less than the nominal value of a share and not higher than 110% of the most recently available (as of the time of repurchase) price of a share on any securities exchange where the Company’s shares are traded;

9. To approve the extension of the authority until July , 2011 of the Supervisory Board to issue shares and/or grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude the preemptive rights of shareholders of the Company with respect to the issuance of shares and the grant of the right to acquire shares;

10. To appoint Ernst & Young LLP as the Company’s independent registered public accounting firm, who will audit the Company’s accounts, for the year ending December 31, 2006; and

11. Discussion of the Company’s dividend policy.

      Copies of the Dutch Statutory Annual Accounts and the annual report of the Management Board can be accessed through our website, www.cbi.com, and may be obtained free of charge by shareholders and other persons entitled to attend general meetings of shareholders of the Company at the offices of the Company at Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands; and at the Bank of New York, 620 Avenue of the Americas, New York, New York 10011 from the date hereof until the close of the Annual Meeting. Copies of our Annual Report on Form 10-K, the charters of our Audit Committee, Nominating Committee, Organization and Compensation Committee, and Corporate Governance Committee, and our Corporate Governance Guidelines and our Code of Ethics can be accessed through our website, www.cbi.com, and may be obtained free of charge by request at the offices of the Company at Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands.
      Holders of registered shares of record at the close of business on June 9, 2006 are entitled to receive notice of and to vote at the Annual Meeting. Shareholders must give notice to the Management Board of their intention to attend the Annual Meeting in writing prior to July      , 2006. The share transfer books will not be closed. Admittance of shareholders and acceptance of written voting proxies shall be governed by Dutch law.
      REGISTERED SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

Walter G. Browning
Secretary
June     , 2006

CHICAGO BRIDGE & IRON COMPANY N.V.
PROXY STATEMENT
       This proxy statement, which is first being mailed to holders of registered shares on or about June     , 2006, is furnished in connection with the solicitation of proxies on behalf of the Supervisory Board of Chicago Bridge & Iron Company N.V. (“we”, “CB&I” or the “Company”), who ask you to complete, sign, date and mail the enclosed proxy for use at the Annual General Meeting of Shareholders to be held July     , 2006, 2:00 p.m., local time (the “Annual Meeting”), for the purposes set forth in the foregoing notice.
      Each share entitles the holder thereof to one vote on each matter submitted to a vote at the meeting. All shares represented by proxies duly executed and received by us within the time indicated on the enclosed proxy (the “Voter Deadline”) will be voted at the meeting in accordance with the terms of the proxies. If no choice is indicated on the proxy, the proxyholders will vote for the election of Messrs. Asherman, Kontny and Flury as Supervisory Directors, for the election of Chicago Bridge & Iron Company B.V. as the sole managing director and for all proposals described in this proxy statement. If any other business is properly brought before the meeting under the Articles of Association or Dutch law, the proxies will be voted in accordance with the best judgment of the proxyholders. In general, only those items appearing on the agenda can be voted on at the meeting.
      A shareholder may revoke a proxy by submitting a document revoking it, by submitting a duly executed proxy bearing a later date prior to the Voter Deadline or by attending the meeting and voting in person (with regard to which the requirements below apply).
      Only holders of record of the ********** registered shares of our share capital, par value Euro 0.01 (the “common shares” or “shares”), issued at the close of business on June 9, 2006, are entitled to notice of and to vote at the meeting. Shareholders must give notice in writing to the Management Board of their intention to attend the Annual Meeting prior to July      , 2006. Admittance of shareholders and acceptance of written voting proxies shall be governed by Dutch law.
      Although there is no quorum requirement under Dutch law, abstentions, directions to withhold authority to vote for a Supervisory Director nominee and “broker non-votes” (where a named entity holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such named entity does not possess or choose to exercise its discretionary authority with respect thereto) will be considered present at the meeting but will not be counted to determine the total number of votes cast.
      We will bear the cost of soliciting proxies on the accompanying proxy card. Some of our directors, officers and regular employees may solicit proxies in person or by mail, telephone or telefax, but will not receive any additional compensation for their services. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of our shares.
ITEM 1
ELECTION OF MEMBERS OF THE SUPERVISORY BOARD
      The business and general affairs of the Company and the conduct of the business of the Company by the Management Board are supervised by the Board of Supervisory Directors (the “Supervisory Board”), the members of which are appointed by the general meeting of shareholders. Our Articles of Association provide for at least 6 and no more than 12 Supervisory Directors to serve on the Supervisory Board. The terms of three Supervisory Directors will expire at the date of the Annual Meeting. The Supervisory Board has determined to maintain the number of Supervisory Directors at eight. Under the law of The Netherlands, a Supervisory Director cannot be a member of the Management Board of the Company. Our wholly-owned subsidiary, Chicago Bridge & Iron Company B.V., resigned as the sole member of the Management Board on February 8, 2006.

      Members of the Supervisory Board are elected to serve three-year terms, with approximately one-third of such members’ terms expiring each year. Members of the Supervisory Board must retire no later than at the general meeting of shareholders held after a period of three years following their appointment, but may be re-elected. A member of the Supervisory Board must resign effective the date of the annual general meeting of shareholders in the year in which the director attains the age of 72, and may not be re-elected. The members of the Supervisory Board receive such compensation for their services as Supervisory Directors as may be determined by the general meeting of shareholders.
      The Supervisory Board believes that there should be a significant majority of independent directors on the Supervisory Board, and generally no more than one management director. An independent director means a member of the Supervisory Board who, in conformity with New York Stock Exchange listing standards, is independent of management and free from any relationship with the Company or otherwise that, in the opinion of the Supervisory Board, would interfere with his or her exercise of independent judgment as a director. No director qualifies as independent unless the Supervisory Board affirmatively determines that the director has no material relationship with the Company (either directly or as an officer, director, partner or significant shareholder of an organization that has a material relationship with the Company), and discloses that determination and the basis for the determination in our annual proxy statement. A director generally will be considered independent if he or she:

•	has not been employed by us within the past 5 years;

•	has not been affiliated with or employed by our present or former auditor within five years since the end of either the affiliation or the auditing relationship;

•	has not been part of an “interlocking directorate”, in which one of our executive officers serves on the compensation committee of another company that concurrently employs the director, within the past five years;

•	has not had an immediate family member (other than a family member employed in a non-officer position) in one of the categories listed above within the past 5 years;

•	is not a paid advisor or consultant to us and receives no financial benefit from any entity as a result of advice or consulting services provided to us by such entity;

•	is not an officer, director, partner or significant shareholder of any of our significant customers or suppliers, or any other entity having a material commercial, industrial, banking, legal or accounting relationship with us; and

•	is not an officer or director of a tax-exempt entity receiving more than 5% of its annual contributions from us.
However, in making the determination as to independence, the Supervisory Board will broadly consider all relevant facts and circumstances in evaluating any relationships that exist between a director and the Company. Such determinations, in individual cases, may warrant exceptions to the above general guidelines. Based on these guidelines, the Supervisory Board has determined that no present member of the Supervisory Board has a relationship with us, and that all members are independent under the standards described above. The Supervisory Board has also determined that all members of the Supervisory Board are “independent” as that term is defined by the Dutch Corporate Governance Code adopted by the Dutch Corporate Governance Committee on December 9, 2003 (the “Dutch Corporate Governance Code”).
      As permitted under Dutch law and our Articles of Association, the Supervisory Board is authorized to make binding nominations of two candidates for each open position on the Supervisory Board, with the candidate receiving the greater number of votes being elected. The binding nature of the Supervisory Board’s nomination may be overridden by a vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company. In that case, shareholders would be free to cast their votes for persons other than those nominated below.

      Three members of the Supervisory Board are to be elected who will serve until the general meeting of shareholders in 2009. For one position, the Supervisory Board has proposed the election of L. Richard Flury or David P. Bordages. For the second position, the Supervisory Board has proposed the election of Vincent L. Kontny or Samuel C. Leventry. For the third position, the Supervisory Board has proposed the election of Philip K. Asherman or Luciano Reyes. Messrs. Kontny and Flury are presently members of the Supervisory Board. Messrs. Asherman, Bordages, Leventry and Reyes are presently our employees and, if elected, would not be considered independent members of the Supervisory Board.
      THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MESSRS. ASHERMAN, KONTNY AND FLURY.
      The Supervisory Board is recommending re-election of Mr. Kontny and Mr. Flury, and the election of Mr. Asherman to the Supervisory Board, on the basis of their extensive professional knowledge and experience, particularly their knowledge of and experience with the Company and its business gained by them in connection with the outstanding services they have provided to the Company to date as Supervisory Directors, in the case of Mr. Kontny since 1997 and Mr. Flury since 2003, and in the case of Mr. Asherman, as an executive officer since 2001.
      Certain information with respect to the nominees for Supervisory Director and the five Supervisory Directors whose terms do not expire this year is as follows:
The Following Nominations are Made for Three-Year Terms Expiring in 2009:

First Position

First Nominee
      L. Richard Flury, 58, has served as a Supervisory Director of the Company since May 8, 2003 and was consultant to the Supervisory Board from May, 2002 to May, 2003. He retired from his position as Chief Executive, Gas and Power for BP plc on December 31, 2001, which position he had held since June, 1999. Prior to the integration of Amoco and BP, he served as Executive Vice President of Amoco Corporation with chief executive responsibilities for the Exploration and Production sector from January, 1996 to December, 1998. He also served in various other executive capacities with Amoco since 1988. He is a director of the Questar Corporation and Callon Petroleum, and Trustee of Thunderbird Gavin School of International Management. He is a member of the Audit Committee, the Nominating Committee and the Corporate Governance Committee.

Second Nominee
      David P. Bordages, 55, has served as Vice President-Human Resources and Administration of Chicago Bridge & Iron Company since February 25, 2002. Mr. Bordages was Vice President-Human Resources of the Fluor Corporation from April, 1989 through February, 2002.

Second Position

First Nominee
      Vincent L. Kontny, 68, has served as a Supervisory Director of the Company since April, 1997. He retired in 2002 as Chief Operating Officer of Washington Group International (serving in such position since April, 2000), which filed a petition under Chapter 11 of the U.S. Bankruptcy Code on May 14, 2001. Since 1992 he has been the owner and CEO of the Double Shoe Cattle Company. Mr. Kontny was President and Chief Operating Officer of Fluor Corporation from 1990 until September, 1994. Mr. Kontny is Chairman of the Supervisory Board’s Organization and Compensation Committee and is a member of the Audit Committee and Corporate Governance Committee.

Second Nominee
      Samuel C. Leventry, 56, has served as Vice President-Technology Services of Chicago Bridge & Iron Company since January, 2001. Prior to that, he was Vice President-Engineering from April, 1997 to January, 2001, Product Manager-Pressure Vessels and Spheres from April, 1995 to April, 1997 and Product Engineering Manager-Special Plate Structures for Chicago Bridge & Iron Company. Mr. Leventry has been employed by Chicago Bridge & Iron Company for over 34 years in various engineering positions.

Third Position

First Nominee
      Philip K. Asherman, 55, has served as our President and Chief Executive Officer since February 3, 2006. From August, 2001 to February, 2006, he served as our Executive Vice President and Chief Marketing Officer and from May, 2001 to July, 2001 served as Vice President-Strategic Sales, Eastern Hemisphere. Prior thereto, Mr. Asherman was Senior Vice President of Fluor Global Services and held other executive positions with Fluor Daniel, Inc. operating subsidiaries.

Second Nominee
      Luciano Reyes, 35, has served as our Vice President and Treasurer since February, 2006. Prior to January, 2006, he served as our Manager — Treasury Operations. Mr. Reyes joined the Company in December 1998 as a Treasury Analyst. Prior to that, Mr. Reyes held various finance positions with United States Gypsum Company (USG) and a number of financial institutions.
Supervisory Directors to Continue in Office with Terms Expiring in 2007:
      Jerry H. Ballengee, 68, has served as our non-executive Chairman of the Supervisory Board since February 3, 2006 and as a member of the Supervisory Board since April, 1997. Since October, 2001, he has served as Chairman of the Board of Morris Material Handling Company (MMH). Mr. Ballengee served as President and Chief Operating Officer of Union Camp Corporation from July, 1994 to May, 1999, and served in various other executive capacities and as a member of the Board of Directors of Union Camp Corporation from 1988 until 1999, when the company was acquired by International Paper Company. He is Chairman of the Supervisory Board’s Nominating Committee and a member of the Corporate Governance Committee and Audit Committee.
      L. Donald Simpson, 70, has served as a member of our Supervisory Board since April, 1997. From December, 1996 to December, 1999, Mr. Simpson served as Executive Vice President of Great Lakes Chemical Corporation. Prior thereto, beginning in 1992, he served in various executive capacities at Great Lakes Chemical Corporation. He is a member of the Supervisory Board’s Organization and Compensation Committee and Corporate Governance Committee.
Supervisory Directors to Continue in Office with Terms Expiring in 2008:
      J. Charles Jennett, 65, has served as a member of our Supervisory Board since April, 1997. Dr. Jennett is a private engineering consultant. He served as President of Texas A&M International University from 1996 to 2001, when he became President Emeritus. He was Provost and Vice President of Academic Affairs at Clemson University from 1992 through 1996. Dr. Jennett is a member of the Supervisory Board’s Nominating Committee, Organization and Compensation Committee and Corporate Governance Committee.
      Gary L. Neale, 66, has served as a member of our Supervisory Board since April, 1997. He is currently CEO and Chairman of the Board of NiSource, Inc., whose primary business is the transportation and distribution of natural gas and generation and distribution of electricity. Mr. Neale has served as a director of NiSource, Inc. since 1991, a director of Northern Indiana Public Service Company since 1989 and a director of Modine Manufacturing Company (heat transfer products) since 1977. Mr. Neale is Chairman of the Supervisory Board’s Corporate Governance Committee and a member of the Organization and Compensation Committee.

      Marsha C. Williams, 55, has served as a member of our Supervisory Board since April, 1997. Since August, 2002, she has served as Executive Vice President and Chief Financial Officer of Equities Office Properties Trust, a public real estate investment trust that is an owner and manager of office buildings. From May, 1998, to August, 2002, she served as Chief Administrative Officer of Crate & Barrel, a specialty retail company. Prior to that, she served as Vice President and Treasurer of Amoco Corporation from December, 1997 to May, 1998, and Treasurer from 1993 to 1997. Ms. Williams is a director of Selected Funds, Davis Funds and Modine Manufacturing Company (heat transfer products). Ms. Williams is Chairman of the Supervisory Board’s Audit Committee and a member of the Corporate Governance Committee.
COMMITTEES OF THE SUPERVISORY BOARD
Audit Committee
      The Audit Committee is composed of a minimum of three members of the Supervisory Board who satisfy the independence requirements required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules adopted thereunder, the listing standards of the New York Stock Exchange in effect from time to time and the Dutch Corporate Governance Code. The current members of the Audit Committee are Ms. Williams (Chairman) and Messrs. Ballengee, Flury and Kontny. The Audit Committee functions under a charter that can be accessed through our website, www.cbi.com, and is available in print to any shareholder who requests it. The Supervisory Board has determined that Ms. Williams, Chairman of the Audit Committee, is independent as defined in the Exchange Act and meets the definition of “audit committee financial expert”, as such term is defined under the rules of the Securities and Exchange Commission (the “SEC”), and the definition of “financial expert” as defined by the Dutch Corporate Governance Code. The Supervisory Board has also determined that Ms. Williams and Messrs. Ballengee, Flury and Kontny possess the necessary level of financial literacy required to enable them to serve effectively as Audit Committee members. No Audit Committee member serves on more than three audit committees of public companies, except Ms. Williams, who serves on four audit committees of public companies. Our Supervisory Board has determined that such simultaneous service does not impair the ability of Ms. Williams to effectively serve on our Audit Committee. We maintain an Internal Audit Department to provide the Audit Committee and management with ongoing assessments of our system of internal controls.
      The Audit Committee met 9 times during 2005. Its primary duties and responsibilities include assisting the Supervisory Board in overseeing:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our independent registered public accounting firm and our internal audit function; and

•	our system of disclosure and internal controls regarding finance, accounting, legal compliance and ethics.
It also has responsibility for:

•	the nomination, evaluation, retention and dismissal of our independent registered public accounting firm; and

•	pre-approval of all auditing services and allowable non-audit services provided to us by our independent registered public accounting firm.
      The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by our independent registered public accounting firm. Under these policies, the Audit Committee pre-approves the use of audit and audit-related services following approval of the independent registered public accounting firm’s audit plan. All services detailed in the audit plan are considered pre-approved. The Audit Committee monitors the audit services engagement as necessary, but not less than quarterly, and approves any changes in terms, conditions and fees resulting in changes in audit scope, Company structure or other items. Other audit services and non-audit services are pre-approved at the Audit Committee’s quarterly meetings. For interim pre-approval of audit and non-audit services, requests and applications are submitted to the Chief Financial Officer, who has been so designated by the Audit Committee for this purpose. If the Chief Financial Officer approves the request or application, it is submitted to the Audit Committee Chairman, or appropriate designated member of the Audit Committee, for pre-approval. All such audit and non-audit services and fee overruns are monitored by the Audit Committee at its quarterly meeting.
Audit Fees
      For the years ended December 31, 2005 and 2004, we incurred the following fees for services rendered by our independent registered public accounting firms, Ernst & Young LLP and Deloitte & Touche LLP, respectively.

Fees	2005	2004

Audit Fees(1)	$	$3,688,300
Audit-Related Fees(2)		83,800
Tax Fees(3)		1,250,658
All Other Fees(4)		55,000

Total		$5,077,758

(1)	Audit Fees consist of fees for audit of our annual financial statements; audit of our controls over financial reporting; reviews of our quarterly financial statements; comfort letters, statutory and regulatory audits and consents; and other services related to SEC matters.

(2)	Audit-Related Fees consist of fees for due diligence associated with acquisitions; financial accounting and reporting consultations; information systems reviews; Sarbanes-Oxley Act Section 404 advisory services; internal control reviews; employee benefit plan audits; and opening balance sheet audits/review of acquisitions.

(3)	Tax Fees consist of fees for tax compliance, tax planning and advice based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings and consist of Federal, state and local income tax return assistance; sales and use, property and other tax return assistance; assistance with tax return filings in certain foreign jurisdictions; transfer pricing documentation; and preparation of expatriate tax returns. Tax fees also consist of services rendered with respect to proposed transactions and consist of tax advice related to structuring certain proposed mergers, acquisitions and disposals; and an intra-group restructuring.

(4)	All Other Fees consist of permitted non-audit services, such as merger software modeling assistance.
      The Audit Committee considered and concluded that the provision of other services was compatible with maintaining Ernst & Young LLP’s and Deloitte & Touche LLP’s independence.
      The Audit Committee has established a toll-free number, (866) 235-5687, whereby interested parties may report concerns or issues regarding the Company’s accounting or auditing practices to the Audit Committee.

Report of the Audit Committee of the Supervisory Board of Chicago Bridge & Iron Company N.V.
      The following is the report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2005:
      The Supervisory Board of Directors has adopted a written charter for the Audit Committee.
      We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2005. For a summary of our independent inquiry conducted during the last part of 2005 and early 2006, see the Company’s Current Report on Form 8-K filed June 1, 2006.
      We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.
      We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the independent registered public accounting firm their independence. The Audit Committee has also reviewed the non-audit services provided by Ernst & Young LLP and Deloitte & Touche LLP respectively, as described above and considered whether the provision of those services was compatible with maintaining Ernst & Young LLP’s and Deloitte & Touche LLP’s, respectively, independence.
      Based on the reviews and discussions referred to above, we recommend to the Supervisory Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Members of the Audit Committee:

Marsha C. Williams
(Chairman)
Jerry H. Ballengee
L. Richard Flury
Vincent L. Kontny
Organization and Compensation Committee
      The Organization and Compensation Committee is composed of a minimum of three members of the Supervisory Board who satisfy the independence requirements required by the Exchange Act, the rules adopted thereunder, the listing standards of the New York Stock Exchange in effect from time to time and the Dutch Corporate Governance Code. The current members of the Organization and Compensation Committee are Messrs. Kontny (chairman), Jennett, Neale and Simpson. The Organization and Compensation Committee functions under a charter which can be accessed through our website, www.cbi.com and is available in print to any shareholder who requests it.
      The Organization and Compensation Committee met five times in 2005. Its primary duties and responsibilities include the following:

•	establishment of compensation philosophy, strategy and guidelines for our executive officers and senior management;

•	administration of our long-term and short-term incentive plans;

•	evaluation and approval of corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluation of the Chief Executive Officer’s performance in light of those goals and objectives and setting the Chief Executive Officer’s compensation level based on this evaluation; and

•	preparation of the Compensation Committee report on executive compensation to be included in the proxy statement.
Nominating Committee
      The Nominating Committee is composed of a minimum of three members of the Supervisory Board who satisfy the independence requirements required by the Exchange Act, the rules adopted thereunder and the listing standards of the New York Stock Exchange in effect from time to time. The current members of the Nominating Committee are Messrs. Ballengee (chairman), Flury and Jennett. The Nominating Committee functions under a charter which can be accessed through our website, www.cbi.com and is available in print to any shareholder who requests it.
      The Nominating Committee met four times during 2005. Its primary duties and responsibilities include:

•	identification, review, recommendation and assessment of nominees for election as members of the Supervisory Board and Management Board;

•	recommendation to the Supervisory Board regarding size, composition, proportion of inside directors and creation of new positions for the Supervisory Board;

•	recommendation of the structure and composition of, and nominees for, the standing committees of the Supervisory Board;

•	recommendation of fees to be paid to non-employee Supervisory Directors; and

•	review of conflicts or potential conflicts of interest to ensure compliance with our Code of Ethics and Business and Legal Compliance Policy and making recommendations to the Supervisory Board concerning the granting of waivers.
      Although the Nominating Committee has not established any specific minimum qualifications to be met by a nominee to be a member of the Supervisory Board, it assesses such factors as independence, judgment, business experience, knowledge of our core business, international background and particular skills to enable a board member to make a significant contribution to the Supervisory Board, the Company and our shareholders. Set forth in Appendix I to the Charter of the Nominating Committee (“Appendix I”) are relevant criteria and characteristics which may be considered in identifying nominees to be a member of the Supervisory Board, including:

•	CEO, COO or running a significant division of a public company;

•	knowledge of our core business, including contracting, energy, building materials (steel) and chemicals;

•	knowledge of international business;

•	financial, liability/equity management and human relations skills; and

•	independence, as defined in the standards set forth in our Corporate Governance Guidelines.
      The Nominating Committee identifies nominees by conducting its own searches primarily based on personal knowledge and recommendations of other members of the Supervisory Board and our management. Nominees are evaluated by the Committee as a whole with reference to Appendix I. The Nominating Committee does not solicit director nominees but will consider and evaluate shareholder recommendations that meet the criteria set forth in Appendix I in the same manner as it evaluates other potential nominees. Recommendations should be submitted in writing and addressed to the Chairman of the Nominating Committee, c/o Walter G. Browning, Secretary, Chicago Bridge & Iron Company N.V., Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands.

Corporate Governance Committee
      The Corporate Governance Committee is composed of all the non-management members of the Supervisory Board. The current members of the Corporate Governance Committee are Messrs. Neale (chairman), Ballengee, Flury, Jennett, Kontny and Simpson and Ms. Williams. The Corporate Governance Committee functions under a charter which can be accessed through our website, www.cbi.com and is available in print to any shareholder who requests it.
      The Corporate Governance Committee met four times during 2005. Its primary duties and responsibilities include the following:

•	oversight of the evaluation of the performance of the Supervisory Board and management;

•	review of policies and practices of management in the areas of corporate governance and corporate responsibility;

•	recommendation to the Supervisory Board of policies and practices regarding the operation and performance of the Supervisory Board; and

•	development, review and recommendation to the Supervisory Board of a set of corporate governance guidelines.
      The Corporate Governance Committee provides an opportunity for the non-management members of the Supervisory Board to meet in regularly scheduled executive sessions for open discussion without management. The Chairman of the Corporate Governance Committee, Gary L. Neale, presides at these meetings. We have established a toll-free number, (866) 235-5687, whereby interested parties may contact non-management directors. Calls to this number for non-management directors will be relayed directly to the Chairman of the Audit Committee who will forward it to the appropriate member.
Information Regarding Meetings
      The Supervisory Board held five meetings in 2005. All of the Supervisory Directors attended at least 75% of the meetings of the Supervisory Board and of all committees of which he or she was a member. We expect that some or all of the members of the Supervisory Board, including the non-executive chairman, will attend the Annual Meeting. Last year, all of the members of the Supervisory Board attended the Annual Meeting.
COMMON SHARE OWNERSHIP BY CERTAIN
PERSONS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
      The following table sets forth certain information with respect to each person known to us to be the beneficial owner of more than 5% of our issued common shares (based on 97,927,541 shares outstanding as of May 31, 2006).

	Amount and Nature of	Percent
Name and Address of Beneficial Owner	Beneficial Ownership	of Class

FMR Corporation(1)	14,485,302	14.8%
82 Devonshire Street
Boston, MA 02109
Neuberger Berman Inc.(2)	11,642,963	11.9%
605 Third Ave.
New York, NY 10158

(1)	Information derived from a Schedule 13G dated February 14, 2006 filed by FMR Corporation; according to such filing it had sole power to vote 6,678,360 shares and sole power to dispose of 14,485,302 shares.

(2)	Information derived from a Schedule 13G dated March 7, 2006 filed by Neuberger Berman Inc; according to such filing it had sole power to vote 735,318 shares, shared power to vote 9,853,800 shares and sole power to dispose of 11,642,963 shares.
Security Ownership of Our Management
      The following table sets forth certain information regarding common shares beneficially owned on May 31, 2006 by each Supervisory Director and each nominee to be a Supervisory Director, current named executive officers and by all directors and executive officers as a group.

	Number of	Percentage of
Name of Beneficial Owner	Shares Owned(1)	Shares Owned(2)

Philip K. Asherman	175,437	*
David P. Bordages	63,871	*
Walter G. Browning	30,476	*
Richard E. Goodrich	66,437	*
Luciano Reyes	2,271	*
Samuel C. Leventry	38,354	*
Jerry H. Ballengee	72,414	*
L. Richard Flury	24,753	*
J. Charles Jennett	55,400	*
Vincent L. Kontny	51,600	*
Gary L. Neale	50,913	*
L. Donald Simpson	51,600	*
Marsha C. Williams	43,200	*
All directors, nominees for directors and executive officers as a group (14 in number)(3)	772,962	0.8%

*	Beneficially owns less than one percent of our outstanding common shares.

(1)	Shares deemed beneficially owned include (i) shares held by immediate family members, (ii) shares that can be acquired through stock options exercised through July , 2006, and (iii) shares subject to a vesting schedule, forfeiture risk and other restrictions, including restricted share units for which the participant has voting rights on the underlying shares.

(2)	For purposes of this table, a person is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after that date. For purposes of computing the percentage of outstanding shares held by each person named above on a given date, any shares that the person or persons have the right to acquire within 60 days after such date is not deemed to be outstanding for the purposes of computing the percentage ownership of that or any other person.

(3)	Does not include 1,623,812 shares held by Gerald M. Glenn as reported on his Form 4 dated May 18, 2006, 3,243 shares held by Robert B. Jordan as reported on his Form 4 dated March 22, 2005 nor 4,611 shares held by Stephen P. Crain as reported on his Form 4 dated March 9, 2005. With respect to 1,456,720 shares held by Mr. Glenn, he has a right to put the shares to us during the 180 day period beginning six months from February 6, 2006 at the average of the high and low trading prices of our common stock on the New York Stock Exchange.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our Supervisory Directors, executive officers and persons who own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership of common shares (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. All such persons are required by SEC regulation to furnish us with copies of all such forms that they file.
      To our knowledge, based solely on our review of the copies of such reports received by us and on written representations by certain reporting persons that no reports on Form 5 were required, we believe that during the year ended December 31, 2005, our Supervisory Directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements applicable to them, except Messrs. Asherman, Crain, Glenn, Jordan and Rhodes, each of whom did not report in a timely fashion on Form 4 one transaction during 2005, and Messrs. Bordages and Browning, each of whom did not report in a timely fashion on Form 4 two transactions during 2005. Each of the late reports relates to the vesting of restricted stock or performance shares.
EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth the cash and non-cash compensation for each of the last three years awarded to or earned by persons who were our chief executive officer and our four other most highly compensated executive officers at December 31, 2005. As of February 3, 2006, Messrs. Glenn and Jordan ceased acting as executive officers and Mr. Asherman became our President and Chief Executive Officer. During the last fiscal year, Mr. Goodrich served as Chief Financial Officer until October 8, 2005 and from February 10, 2006 until May 31, 2006 served as acting Chief Financial Officer.

					Long Term Compensation

		Annual Compensation			Awards		Payouts

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
						Securities
					Restricted	Underlying
				Other Annual	Share	Options/	LTIP	All Other
			Bonus	Compensation	Award(s)	SARs	Payouts	Compensation
Name and Principal Position	Year	Salary($)	($)(1)	($)(2)	($)(3)	(# Shares)	($)	($)(4)

Gerald. M. Glenn,	2005	765,000	0	112,344	2,563,600	3,986	0	109,500
Chairman of the Supervisory	2004	726,924	560,000	198,784	—	15,904	229,866	124,754
Board; President, Chief	2003	632,501	800,000	224,167	—	103,885	479,329	110,925
Executive Officer and
Chairman of Chicago
Bridge & Iron Company;
and Managing Director of
Chicago Bridge & Iron Company B.V.
Philip K. Asherman,	2005	375,000	487,500	24,577	751,400	8,126	0	51,500
Executive Vice President	2004	332,308	225,000	700	—	10,380	64,928	50,785
and Chief Marketing	2003	280,001	270,000	1,400	—	30,872	135,421	43,200
Officer of Chicago Bridge
& Iron Company; and
Managing Director of
Chicago Bridge & Iron
Company B.V.
Stephen P. Crain,	2005	345,000	86,250	66,444	663,000	924	0	43,900
President — Western	2004	305,854	160,000	60,389	—	4,914	53,234	44,268
Hemisphere Operations of	2003	267,750	215,000	53,308	—	24,283	111,056	41,198
Chicago Bridge & Iron
Company
Walter G. Browning,	2005	275,000	165,000	20,478	309,400	2,676	0	33,500
Vice President, General	2004	255,309	100,000	200	—	2,014	38,95	732,865
Counsel and Secretary
Robert B. Jordan,	2005	485,000	0	69,612	1,105,000	1,834	0	65,100
Executive Vice President	2004	456,924	285,000	67,023	—	7,244	105,707	72,354
and Chief Operating	2003	400,001	415,000	58,135	—	47,452	220,445	67,536
Officer of Chicago Bridge
& Iron Company
Richard E. Goodrich,	2005	345,000	175,000	18,428	663,000	1,126	0	43,900
Executive Vice President	2004	311,539	160,000	—	—	3,380	64,928	45,123
and Chief Financial	2003	270,001	220,000	156	—	27,639	135,421	42,300
Officer of Chicago Bridge
& Iron Company; and
Managing Director of
Chicago Bridge & Iron
Company B.V.

(1)	Bonus amounts include payments under the Incentive Plan (See “Organization and Compensation Committee Report on Executive Compensation”).

(2)	Amounts reported represent dividends paid in 2005 on restricted stock units as follows: Gerald M. Glenn, $394; Philip K. Asherman, $2,100; and Walter G. Browning, $1,200, and personal benefits, including the difference between the market rate and the actual interest rate during 2005 pursuant to Senior Executive Relocation Loan Agreements as follows: Gerald M. Glenn, $68,745; Stephen P. Crain, $43,427; and Robert B. Jordan, $43,862. For Mr. Glenn, the $394 does not include dividends (including a Medicare gross-up) of $279,784 on the 2,485,352 shares held in a rabbi trust that were originally allocated to his account under a management stock plan as to which he had fully vested rights to future delivery of the shares, which shares (minus 901,532 shares for tax withholding purposes) were delivered out of the trust to Mr. Glenn on February 6, 2006 and are subject to a put, as described in note 3 under “Security Ownership of Our Management” elsewhere herein. Amounts reported for 2004 and 2003 for Philip K. Asherman, Walter G. Browning and Richard E. Goodrich represent dividends paid in those years, but do not include personal benefits, the value of which did not exceed the lesser of $50,000 or 10% of their annual salary and bonus.

(3)	Restricted share awards or units are valued at the closing price on the date of grant. Participants receive dividends on the grants reported in this column (see note 4 below). The restricted stock units awarded in 2005 vest upon the fulfillment of a performance condition of cumulative earnings per share for the years 2005 and 2006 and a service condition of continued employment through January 31, 2008, which in the case of Richard E. Goodrich was waived pursuant to the Severance Agreement and Release and Waiver between the Company and Mr. Goodrich dated October 8, 2005. Following satisfaction of the performance condition until the date of lapse of the period of restrictions, participants will be paid as compensation at the end of each year an amount equal to any dividends paid with respect to the shares. The number and value of the aggregate restricted share holdings at the end of the last completed year, including performance shares that have been awarded but have not vested, based on the NYSE composite closing price of $25.21 per share on December 31, 2005 for each named executive officer who held such shares are: Gerald M. Glenn, 246,266 shares, $6,208,366; Philip K. Asherman, 71,958 shares, $1,814,061; Walter G. Browning, 36,186 shares, $912,249; Stephen P. Crain, 61,342 shares, $1,546,432; Richard E. Goodrich, 66,548 shares, $1,677,675; and Robert B. Jordan, 108,430 shares, $2,733,520.

(4)	The compensation reported for 2005 represents (a) contributions pursuant to the Chicago Bridge & Iron Savings Plan (the “401(k) Plan”) allocated to the executive officer’s account and (b) the cost of allocations to each executive officer’s account in a benefit restoration plan (described under the caption “Pension and Other Retirement Benefits” below) for allocations pursuant to the 401(k) Plan which otherwise exceed the maximum limit imposed upon such plan by the Internal Revenue Code of 1986, as amended (the “Code”). For 2005, these two amounts, expressed in the same order identified above, for each named executive officer are as follows: Gerald M. Glenn $20,300, $89,200; Philip K. Asherman, $20,300, $31,200; Walter G. Browning, $20,300, $13,200; Stephen P. Crain $20,300, $23,600; Richard E. Goodrich, $20,300, $23,600; and Robert B. Jordan $20,300, $44,800.
Employee Stock Purchase Plan
      We have adopted a broad-based employee stock purchase plan (the “Stock Purchase Plan”) intended to qualify under the Code. Pursuant to the Stock Purchase Plan, each employee, including executive officers, electing to participate is granted an option to purchase shares on a specified future date at 85% of the fair market value of such shares on the date of purchase. During specified periods preceding such purchase date, a percentage of each participating employee’s after-tax pay is withheld and used to purchase as many shares as such funds allow at the discounted purchase price.
Long-Term Compensation
      The Company’s subsidiary, Chicago Bridge & Iron Company, a Delaware corporation (“Chicago Bridge”), has adopted the Chicago Bridge & Iron 1997 Long-Term Incentive Plan (the “1997 Incentive Plan”) and the Chicago Bridge & Iron 1999 Long-Term Incentive Plan (the “1999 Incentive Plan” and,

together with the 1997 Incentive Plan, the “Incentive Plans”). The Incentive Plans are so-called “omnibus” plans which provide long-term compensation in the form of non-qualified options to purchase shares; qualified “incentive” options to purchase shares; restricted shares; restricted share units; performance shares paying out a variable number of shares depending on goal achievement; and performance units, which involve cash payments based on either the value of the shares or appreciation in the price of the shares upon achievement of specific financial goals.
Options and Stock Appreciation Rights
      The following tables summarize option grants and exercises pursuant to the Incentive Plans during the year 2005 to and by the executive officers named in the Summary Compensation Table above (the “named executive officers”), and the value of the options held by such persons at the end of 2005.
Option/ SAR Grants in Last Fiscal Year

					Grant Value
Individual Grants					Date

(a)	(b)	(c)	(d)	(e)	(f)
	Number of	% of Total
	Securities	Options/
	Underlying	SARs			Grant Date
	Options/SARs	Granted to	Exercise or		Present
	Granted	Employees in	Base Price	Expiration	Value
Name	(# Shares)(1)	Fiscal Year	($/Share)	Date	($)(2)

Gerald M. Glenn	3,986	5.9%	23.65	3/9/15	32,326
Philip K. Asherman	1,126	1.7%	23.65	3/9/15	9,132
	7,000	10.4%	22.91	7/1/15	54,810
Walter G. Browning	676	1.0%	23.65	3/9/15	5,482
	2,000	3.0%	22.91	7/1/05	15,660
Stephen P. Crain	924	1.4%	23.65	3/9/15	7,494
Richard E. Goodrich	1,126	1.7%	23.65	3/9/15	9,132
Robert B. Jordan	1,834	2.7%	23.65	3/9/15	14,874

(1)	All options vest in seven years but may vest in three years from the date of grant if the holder has held continuously until such date shares awarded as performance shares or shares granted as restricted shares for which restrictions have lapsed.

(2)	The estimated grant date present value reflected in the previous table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the previous table include the following:

Exercise prices on the options of $23.65 and $22.91 for the March and July grants, respectively, equal to the fair market value of the underlying shares on the date of grant;

An option term of 10 years on all grants;

Interest rates of 4.50%, and 4.18% that represent the interest rate on a U.S. treasury security on the date of grants in March and July, respectively, with a maturity date corresponding to that of the option terms;

Volatilities of 31.59% and 32.42% calculated using daily stock prices for the three-year period prior to the grant dates;

Dividends at the rate of $0.12 per share representing the annualized dividends paid with respect to a share at the dates of each option grant; and

Reductions of approximately 13.52% for all grants, to reflect the probability of forfeiture due to termination prior to vesting, and approximately 15.38% and 14.96% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date for the March and July retention grants, respectively.

      The ultimate values of the options will depend on the future market price of the Company’s shares, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company’s shares over the exercise price on the date the option is exercised.
Aggregated Option/ SAR Exercises in Last Fiscal Year
and FY-End Option/ SAR Values

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
			FY-End (#)	FY-End ($)

(a)	(b)	(c)	(d)	(e)
	Shares
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise (#)	Realized ($)	Unexercisable	Unexercisable(1)

Gerald M. Glenn	400,000	7,359,034	620,275/261,345	12,162,800/4,598,057
Philip K. Asherman	55,401	843,480	13,686/78,345	243,748/1,186,930
Walter G. Browning	0	0	3,232/11,936	59,582/137,614
Stephen P. Crain	0	0	120,171/60,877	2,302,996/1,068,405
Robert B. Jordan	177,871	2,869,850	0/147,003	0/2,636,081
Richard E. Goodrich	68,922	1,088,330	36,464/53,406	790,025/919,226

(1)	Value is based on the NYSE composite closing price of $25.21 per share on December 31, 2005.
Incentive Plans — Performance Share Awards in Last Year
      In 2005, under the Incentive Plans, target awards were allocated one-third for each year. Target awards are subject to adjustment based upon measurement of earnings per share for each year in which the measurement of performance is made.

			Estimated Future Payouts Under
			Non-Stock Price-Based Plans

(a)		(c)	(d)	(e)	(f)
	(b)	Performance
	Number of	or Other
	Shares, Units	Period Until
	Or Other	Maturation	Threshold	Target	Maximum
Name	Rights (#)	or Payout	($ or #)	($ or #)	($ or #)

Gerald M. Glenn	18,466	2005	9,233	18,466	36,932
	18,466	2006	9,233	18,466	36,932
	18,466	2007	9,233	18,466	36,932
Philip K. Asherman	5,600	2005	2,800	5,600	11,200
	5,600	2006	2,800	5,600	11,200
	5,600	2007	2,800	5,600	11,200
Stephen P. Crain	4,666	2005	2,333	4,666	9,332
	4,666	2006	2,333	4,666	9,332
	4,666	2007	2,333	4,666	9,332
Walter G. Browning	2,533	2005	1,226	2,533	5,066
	2,533	2006	1,226	2,533	5,066
	2,533	2007	1,226	2,533	5,066
Robert B. Jordan	8,000	2005	4,000	8,000	16,000
	8,000	2006	4,000	8,000	16,000
	8,000	2007	4,000	8,000	16,000
Richard E. Goodrich	5,133	2005	2,566	5,133	10,266
	5,133	2006	2,566	5,133	10,266
	5,133	2007	2,566	5,133	10,266

      Actual performance against the performance goal for the year ended December 31, 2005 has been determined and the shares earned have been allocated. (“See Summary Compensation Table — LTIP Payouts”).
Pension and Other Retirement Benefits
      Effective January 1, 1997, the Company adopted the Chicago Bridge & Iron Savings Plan (the “401(k) Plan”), a tax qualified defined contribution pension plan for eligible employees, including, but not limited to, the named executive officers. Such plan consists of a typical voluntary pretax salary deferral feature under Section 401(k) of the Code; a dollar-for-dollar Company matching contribution applicable to such employee deferrals up to 3% of a participating employee’s considered earnings; a basic additional Company contribution of 5% of each participating employee’s considered earnings; and an additional discretionary Company profit-sharing contribution. The 401(k) Plan provides that the Company may, at the discretion of management, make certain of its matching contributions or additional discretionary profit sharing contributions in a uniform manner in the form of either cash or shares.
      The Code limited the compensation used to determine benefits under the 401(k) Plan to $210,000 for 2005. Chicago Bridge adopted the Chicago Bridge & Iron Company Excess Benefit Plan through which it contributes benefits which would be paid under the 401(k) Plan in the absence of the Code limit. Such contributions are paid into a trust, with an independent trustee, established for this purpose.
Termination And Employment Agreements
      We are party to existing change of control severance agreements with Philip K. Asherman, Walter G. Browning, David P. Bordages and Stephen P. Crain. Each agreement provides that upon the executive’s termination of employment with the Company by the Company without “cause,” or by the executive with “good reason,” within three years following a “Change of Control,” the executive will be entitled to a lump sum payment of three times the sum of his annual base salary plus target bonus. The executive will also be entitled to a continuation of medical and other benefits for a three-year period after termination of employment, payment of deferred compensation (to the extent not paid upon the “Change of Control”), payment of unvested plan benefits, and Company-provided outplacement services.
      In addition, upon a “Change of Control,” the executive will be entitled to preservation of salary, bonus, retirement, welfare and fringe benefits at levels not less than immediately before the “Change of Control,” and will generally be entitled to receive upon the “Change of Control,” without regard to termination of employment, a payment of minimum pro-rata target bonus, vesting in options, restricted shares and performance shares, and an immediate lump sum cash payment of the value of all performance shares, assuming achievement of target performance goals.
      The agreements provide that the Company will pay an amount necessary to reimburse each employee, on an after-tax basis, for any excise tax due under Section 4999 of the Code as a result of such payment being treated as a “parachute payment” under Section 280G of the Code. The Company will also reimburse the executive’s costs incurred to obtain benefits under the agreements as long as the executive had a reasonable basis for the action or was acting in good faith. The Company must maintain a letter of credit and escrow in force to secure this obligation for legal fee reimbursement. The agreements impose a confidentiality obligation on each executive during employment and after termination of employment, and subject the executive to a noncompetition covenant during employment and for one year following termination (regardless whether there is a “Change of Control”).
      For purposes of these agreements, “cause” includes conviction of a felony or of a crime involving moral turpitude, or willful misconduct or breach of the agreement that results in material financial detriment to the Company, but cause does not include negligence, actions taken in good faith, actions indemnifiable by the Company, or known to the Company for more than a year before the purported termination. “Good reason” for termination generally includes any adverse changes in the executive’s duties, title, reporting requirements or responsibilities; failure by the Company to provide the compensation, bonus and other payments and plan and fringe benefits and perquisites contemplated by the agreement; and relocation without consent to an office more than 50 miles from the executive’s current office.
      Under the agreements, “Change of Control” generally is defined as the acquisition by any person or group of 25% or more of the beneficial interest in the equity of the Company; failure of the current Supervisory Board (and members nominated by at least 75% of the then-current Supervisory Board members) to comprise at least 50% of the Supervisory Board; Supervisory Board or shareholder approval of a merger or reorganization or consolidation resulting in less than 75% continuing ownership by the pre-merger shareholders; or Supervisory Board or shareholder approval of any transaction as a result of which the Company does not own at least 70% of Chicago Bridge, or Chicago Bridge does not own at least 75% of its subsidiary, Chicago Bridge & Iron Company (Delaware).
      On October 8, 2005, we entered into a Severance Agreement and Release and Waiver (“Agreement”) with Richard E. Goodrich, Executive Vice President and Chief Financial Officer. The Agreement provides that Mr. Goodrich resigned as our Chief Financial Officer and from all director, officer and employment positions he held with any of our subsidiaries or affiliates. He was to remain our employee through and retire effective February 13, 2006 (“Retirement Date”), and to assist in an orderly transition of his duties as well as perform certain responsibilities and duties relating solely to our divestiture, merger and acquisition activities. Effective February 10, 2006, Mr. Goodrich was appointed acting Chief Financial Officer. By amendment to the Agreement, the Retirement Date was extended to May 31, 2006.
      The Agreement provides that Mr. Goodrich will receive compensation at his base salary rate of $28, 750 per month through the Retirement Date and was entitled to a cash bonus for 2005 of at least $175,000. On the Retirement Date, we paid Mr. Goodrich $400,000 as a separation payment and $172,000 for the loss of long-term incentive awards that do not vest because of his retirement date.
      The Agreement further provides that Mr. Goodrich continue to receive the benefits, including perquisites, which he was receiving at the date of execution of the Agreement through the Retirement Date, and thereafter would be eligible for post-retirement benefits on the same terms and conditions applicable to our other retirees. We waived the service condition, but not the performance condition, for his 2005 Restricted Stock Award granted April 18, 2005. His rights with respect to our other long-term incentive plan awards are subject to and governed by the terms and conditions under which those awards were made. The Agreement also contains provisions regarding confidentiality, intellectual property ownership, non-solicitation of employees and customers, non-competition and future cooperation and support, and a release and covenant not to sue.
      In addition, we entered into an agreement with Mr. Goodrich for consulting services simultaneously with the execution of the Agreement for a term commencing on the Retirement Date and extending for two years. The consulting agreement provides for a payment of a non-refundable retainer equal to $50,000 per quarter (a total of $400,000) and payment at a rate of $2,000 per day for those days or parts of days worked by Mr. Goodrich as a consultant and as may from time to time be requested by Philip K. Asherman, our President & Chief Executive Officer. We agreed to provide Mr. Goodrich with office facilities and services necessary to perform the services called for under the consulting agreement, as well as any travel, lodging and incidentals, as approved by Mr. Asherman. Also, we have agreed to pay a monthly automobile allowance equal to $800 and, if Mr. Goodrich maintains a residence in Texas, to reimburse him for monthly membership expenses in The Woodlands Country Club.
      On January 27, 2006, we entered into a Stay Bonus Agreement (the “Rhodes Agreement”) with Tommy C. Rhodes, Vice President and Controller. In consideration for Mr. Rhodes continuing to perform his assigned duties and responsibilities relating to technical accounting and public reporting matters, the Rhodes Agreement provides that he will be paid compensation of $1,740,000 plus a 5% ($87,000) contribution on his behalf to the Chicago Bridge & Iron Savings Plan in accordance with the terms and requirements of the Plan, in addition to his regular salary, bonus and other benefits. The Rhodes Agreement also contains provisions regarding confidentiality, intellectual property ownership and future cooperation and support. The first installment of $400,000 was paid on February 4, 2006, after we received notice that any complaints Mr. Rhodes had filed with any governmental entity or court against us were dismissed or closed. The second installment of $1,340,000 was paid June 2, 2006 following the completion of his employment and execution of the mutual release of claims.
      On May 2, 2006, we entered into an Agreement and Mutual Release (the “Glenn Agreement”) with Gerald M. Glenn, our former Chairman, President and Chief Executive Officer. The Glenn Agreement provides that Mr. Glenn resigns from his positions as a member of our Supervisory Board, a member of the management board of Chicago Bridge & Iron Company B.V. and all other positions, if any, he may hold with us, or any of our subsidiaries or affiliates. We agreed to make a cash payment to Mr. Glenn of seven hundred thirty five thousand dollars ($735,000), subject to certain reductions, taxes and withholdings. Mr. Glenn’s unvested stock options will vest according to the schedule set forth in the applicable awards and such options and any vested options may be exercised in accordance with the applicable plan documents. The Glenn Agreement also contains provisions regarding confidentiality, intellectual property ownership, non-solicitation of employees and customers, non-competition, standstill, cooperation in certain proceedings, indemnification in accordance with and to the extent of existing obligations, and a mutual release of claims (subject to certain exceptions) and covenant not to sue.
Compensation of Directors
      Members of the Supervisory Board who are not employees of the Company received in 2005 as compensation for their services as Supervisory Directors an annual retainer of $30,000, paid in quarterly installments, $1,500 for attendance at each Supervisory Board meeting, and a grant of 4,400 units or shares of restricted shares which vest after one year. Members of the Supervisory Board who are chairmen of Supervisory Board committees receive an additional annual retainer of $5,000, except the chairman of the Audit Committee who received an additional retainer of $10,000. Those who serve on Supervisory Board committees received $1,000 for each committee meeting attended. Members of the Supervisory Board may elect to receive their compensation in common shares and may elect to defer their compensation. In addition, a member of the Supervisory Board may direct that up to 8% of his or her director’s fees be applied to purchase shares at 85% of the closing price per share on the New York Stock Exchange on the first trading day following the end of each calendar quarter. Shares are delivered either at the time of purchase or at a specified future date. Members of the Supervisory Board who are full-time employees of the Company receive no compensation for serving as members of the Supervisory Board. See Item 7 below regarding a proposal to increase the annual retainer of the non-executive Chairman of the Supervisory Board.
Certain Transactions
      During 2005, several of our former executive officers were indebted to the Company pursuant to Senior Executive Relocation Loan Agreements entered into in 2001 and generally maturing in 2005 and 2006 in connection with the move of our administrative offices to The Woodlands, Texas, as follows:

		Largest Amount	Amount
		Outstanding Since	Outstanding as of
Name	Position	January 1, 2005	May 1, 2006	Interest Rate

Gerald M. Glenn	President, Chief Executive Officer & Chairman	$1,672,000	$0	0%
Stephen P. Crain	President-Western Hemisphere Operations	$700,000	$218,425	0%
Robert B. Jordan	Executive Vice President and Chief Operating Officer	$700,000	$0	0%
      The Company does not currently provide personal loans to its executive officers or directors.

ORGANIZATION AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
TO OUR SHAREHOLDERS
Committee Role in Overseeing Executive Compensation Policy
      Our Organization & Compensation Committee (the “Committee”) consists of four independent members of the Supervisory Board as required by the Committee’s charter. None of the Committee’s members are our current or former employees or have any “interlocking relationships” for purposes of the proxy disclosure rules of the United States Securities and Exchange Commission (SEC).
      A primary role of the Committee is to determine and oversee the administration of compensation and benefit programs for the Company’s executive officers. The Committee approves the design of, assesses the effectiveness of, and administers, reviews and approves all salary arrangements, annual and equity incentive plans and grants, and other remuneration for executive officers. The Committee evaluates Company, business unit and executive performance in addition to the performance of industry peer companies, in reviewing and approving executive compensation.
      The Committee made certain compensation decisions for 2005 as described below.
Compensation Philosophy
      The Company is committed to increasing shareholder value by profitably growing our business in the global marketplace. The Committee seeks to ensure that our compensation policies and practices are used effectively to support the achievement of the Company’s short- and long-term business objectives.
      Our overall compensation philosophy is to remain competitive with comparable companies while focusing on performance-based compensation. This philosophy is premised on the fact that the Company must compete with a wide variety of construction, engineering, heavy industrial and related firms in order to attract, develop and retain a pool of talented employees. The philosophy also acknowledges the need to focus employees on strong and sustained financial performance. Our compensation philosophy includes the following factors:

•	Programs that will attract new talent and retain key people;

•	Competitive pay with significant focus on incentive compensation;

•	Equity compensation and ownership requirements for top managers to motivate value creation for all shareholders; and

•	Plans with a higher percentage of pay “at-risk” (based on performance).
      In evaluating competitive practices, we consider competitive market data provided by an independent compensation consultant. The data provided compare our compensation practices to a group of similar size “comparator” companies. These companies generally have national and international business operations and a majority of them are direct competitors in the engineering, procurement and construction field. The comparator group also includes similar-size manufacturing and service companies operating in the same geographic areas and competing for management employees in the same areas of expertise as we do. The Committee reviews and approves the selection of comparator companies based on its assessment of the comparability of these factors and other relevant criteria such as company size and multiple financial and stock price performance metrics.
      The companies chosen for the comparator group used for compensation purposes generally are not identical to companies which comprise the peer group index in the Performance Graph included in this Proxy Statement. Considering the factors described above, the Committee believes that our most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established for comparing shareholder returns.

      The four key elements of our executive compensation are base salary, annual incentives, long-term incentives and benefits. These key elements are addressed separately below. In determining appropriate compensation levels and design practices, the Committee considers all elements of an executive officer’s total compensation package.
Base Salaries
      The Committee regularly reviews executive officer’s base salaries. Base salaries for executive officers are initially determined by evaluating the executives’ level of responsibility, prior experience, breadth of knowledge, internal equity within the Company, and external competitive pay practices.
      Base salaries provide the underlying level of compensation security to executives and allow us to attract competent executive talent and maintain a stable management team. Base salary increases allow executives to be rewarded for individual performance based on our evaluation process. Base salary increases for individual performance also reward executives for achieving goals that may not be immediately evident in common financial measurements.
      Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Committee considers the executive’s efforts in promoting our values; safety; continuing educational and management training; improving quality; developing strong relationships with clients, suppliers, and employees; and demonstrating leadership abilities among coworkers, among other goals.
      Base salaries are targeted at approximately the median of the compensation data supplied by an outside consultant on the comparator companies. Overall, base salaries in 2005 were in line with the stated objective of providing base pay at or near median levels of our comparator group. Salary increases were based on individual performance and contribution to the growth and profitability of the Company or incident to taking on additional responsibility. Salaries of individual executives may be greater or less than the median of salaries of their counterparts at comparator companies, due to differences in individual performance, experience and knowledge, and the Committee’s comparison of the responsibilities of the position with the responsibilities of similar positions at comparator companies.
      In January 2005, Mr. Glenn’s base salary was increased to $765,000 from $700,000 in 2004. This increase was based on an evaluation of Mr. Glenn’s performance for 2004, in leading the organization, considered in light of the above-described factors and individual performance goals set for him by the Committee, as well as competitive market data. At that level, Mr. Glenn’s pay was slightly above the median of our comparator group.
      In February 2006, Mr. Asherman’s base salary was increased to $575,000 from $375,000 as a result of his promotion to President and Chief Executive Officer replacing Mr. Glenn in this capacity.
Annual Incentives
      We adopted an Incentive Compensation Plan (the “Bonus Plan”) which took effect in fiscal 1997, and was revised May 2005. The Bonus Plan is an annual short-term cash incentive plan covering a group consisting of the executive officers and other designated key management employees. The Bonus Plan is based on our annual operating plan, arrived at as a result of discussion and analysis of the business plans within our principal operating subsidiaries. Payment of bonuses is based on attaining specific corporate-wide financial and non-financial goals approved by the Committee, and other factors described below. Bonuses are payable following the end of the fiscal year. The goals are set from year to year at the beginning of each year (subject to modifications relating to extraordinary events), upon management’s recommendation and approval by the Committee.
      For 2005, under the Bonus Plan, a target bonus, generally expressed as a percent of salary, was established for each participating employee at the beginning of the year based on position, responsibilities and grade level. The bonus could be earned based on up to three separate factors: achievement of corporate goals, achievement of a participant’s designated business unit performance goal (if applicable); and achievement of individual performance goals. Based on these factors a total bonus pool was established and the pool could range from 0 to 200% of the aggregate of all the participants’ target bonus amounts. The total pool was approved by the Committee after considering the corporate goals and based on the recommendations submitted by Company management after evaluation of corporate, business unit and individual performance. A percentage of individual target bonus opportunities was determined for each participant, as appropriate. The CEO’s individual performance bonus, if any, is determined by the Committee. The Committee has discretion to reduce or eliminate entirely any bonus otherwise determined pursuant to the Bonus Plan.
      For 2005, Mr. Glenn received no bonus payment. Four of the five other named executives received bonus payments as approved by the Committee based on the Committee’s evaluation of each executive’s performance in 2005 and consistent with an agreement executed with Mr. Goodrich. Mr. Asherman received a bonus of $487,500 based on these same evaluation criteria for 2005 performance.
Long-Term Incentives
      In keeping with our commitment to provide a total compensation package that favors at-risk components of pay, long-term incentives traditionally have comprised a significant portion of an executive’s total compensation package. The Committee’s objective is to provide executives with long-term incentive award opportunities that are at or above the median of comparator companies, with the actual realization of the opportunity dependent on the degree of achieving the financial performance or other conditions of the award and the creation of long-term value for shareholders. As a key element of this objective, it is the desire of the Committee to encourage continued executive ownership of incentive award stock in order to align their long-term interests with those of other shareholders. To further this objective, in 2005 the Committee approved stock ownership guidelines for executive officers. These guidelines include stock ownership targets expressed as a fixed multiple of salary for the Chief Executive Officer equal to five times base salary, Executive Vice Presidents equal to three times base salary and one times base salary for all other executive officers. Additionally, as recommended by an independent compensation consultant based on industry practice, there is a specified time required for the executive to meet the stock ownership targets with periodic progress reporting to the Committee.
      Long-term incentives are provided pursuant to our Long-Term Incentive Plan (“Incentive Plan”), which has been approved by shareholders. In 1999, we adopted and our shareholders approved a new Incentive Plan which was subsequently amended and approved by shareholders in 2005. When awarding long-term incentives, the Committee considers executives’ levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at comparator companies. The Incentive Plan permits the award of qualified or non-qualified stock options, restricted stock units and performance shares. Non-qualified stock option grants historically were the primary long-term incentives utilized by Management. In 2003, we began to reconsider the equity compensation policies in light of the pending changes in accounting principles for options and the dilutive effect of option grants. We began to transition from stock option grants to performance share grants and restricted stock units, given a desire to deliver targeted economic value with full value share grants with specific earnings per share targets and time based vesting. We believed that the transition to full value shares will promote creation of long-term shareholder value in addition to supporting executive retention. The long-term incentives awarded in 2005 were performance shares and restricted stock units.
      Stock options may be granted under the Incentive Plan at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options generally have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of shareholder value over the long term, aligns executives’ interests with shareholders’ interests, and encourages executives to acquire equity ownership in the Company. In order to provide employees with an incentive to retain ownership of vested shares acquired from prior restricted stock or performance share grants, the Committee approved in 1999 a program, pursuant to the Incentive Plan, to grant nonqualified stock options (“retention options”) upon the vesting of performance shares or restricted stock. Retention options cover 40% of the shares that vest under such awards. The retention options become vested and exercisable on the seventh anniversary of date of grant. However, this vesting and exercisability is accelerated to the third anniversary of date of grant, if the participant still retains ownership of 100% of the shares that vested in connection with the related performance share or restricted stock award.
      Performance shares are granted under the Incentive Plan subject to specific Company performance goals set by the Committee and made a part of each participant’s grant, to be achieved over a defined performance period. Performance against goal determines the number of performance shares actually earned and issued to a participant. Accordingly, performance shares are issued and the award has value only to the extent the performance goals are achieved. Performance goals are generally set to achieve the same objectives of creation of long-term shareholder value as in the case of stock options, with an additional focus on specific financial performance goals.
      In 2005, participants were granted a “target” number of performance shares to be earned based on the three-year compound growth of Company earnings per share (EPS). Such target performance shares, or a portion thereof ranging from a minimum of 0% to a maximum of 200% of such target, will be earned for each of such fiscal years if the compound growth in EPS falls at or above a specified range.
      Restricted stock or restricted stock units (“restricted stock”) represent the right of the participant to vest in a share of Common Stock upon lapse of restrictions and upon conditions set by the Committee. Restricted stock is awarded as an incentive for retention and performance of both newly hired and continuing key managers. Such award is subject to forfeiture during the period of restriction. Participants are paid cash amounts corresponding to the time and amount of actual dividends paid on outstanding shares of Common Stock. In 2005, awards of restricted stock were limited to certain newly hired key managers upon their employment and to high potential key managers identified by the executive officers and approved by the Committee. These awards will vest at a rate of 25% of the share units awarded on each of the first four anniversaries of the date of the award.
      Special one-time awards of restricted stock units were granted to certain key executives to vest based on certain performance and service requirements. The performance requirement is based on cumulative EPS (excluding special charges) for 2005 and 2006. The service requirement is continued employment through January 31, 2008.
      In February 2005, Mr. Glenn was granted a target award of 55,400 Performance Shares, which were granted in accordance with our pay objectives and competitive marketplace practices. In March 2005, Mr. Glenn was also granted retention options to purchase 3,986 shares with an exercise price of $23.65. He was also granted 116,000 restricted stock units to be converted to common stock contingent on the performance and service requirements noted above.
      Given 2005 EPS and as a result of Mr. Glenn’s termination, 36,934 performance shares of the target award of 55,400 performance shares granted in February 2005 were forfeited. The balance of the performance shares may be earned depending on EPS performance in 2006. Mr. Glenn forfeited 116,000 restricted stock units awarded in March 2005 as a result of his termination.
      In February 2005, Mr. Asherman was granted a target award of 16,800 Performance Shares, which were granted in accordance with our pay objectives and competitive marketplace practices. In March 2005, Mr. Asherman was also granted retention options to purchase 1,126 shares with an exercise price of $23.65. He was also granted 34,000 restricted stock units to be converted to common stock contingent on the performance and service requirements noted above. In July 2005, Mr. Asherman was also granted retention options to purchase 7,000 shares with an exercise price of $22.91.
      Given 2005 EPS performance, 5,600 performance shares of the total target award of 16,800 performance shares granted February 2005 were forfeited by Mr. Asherman.
      As has been reported in previous years, the Committee approved and the Company agreed in 1999 to a change in outstanding long-term incentive arrangements with Mr. Glenn. As a special incentive to performance and the success of the Company in the period during the initial public offering in 1997 of the Company’s Common Stock by Praxair, Inc., the Company’s former parent, a designated group of management employees, including Mr. Glenn, received from Praxair a grant of shares under the Chicago Bridge &

Iron Management Defined Contribution Plan (“Management Plan”). The Management Plan, as amended, and the Company’s agreements with Mr. Glenn, called for Mr. Glenn’s receipt of his Management Plan shares and certain additional restricted shares to occur on April 1, 2004, or upon a change of control or termination of employment, if earlier. After thorough discussion and considering the advice of its outside consultants and legal counsel, the Committee determined that it was in the best interests of the Company and shareholders that Mr. Glenn retain such share interests for a longer period of time. Accordingly, on May 8, 2003, the Company entered into an agreement with Mr. Glenn whereby receipt of such shares would be deferred until the first business day after his Termination of Employment, or a Change of Control, if earlier. Consistent with the amended Management Plan and the Company’s agreements with Mr. Glenn, and after deducting the required withholding taxes, 1,583,820 shares previously earned by Mr. Glenn were delivered to him as a result of his termination on February 3, 2006. Additionally, as provided for in the agreement, Mr. Glenn may “put” up to 1,456,720 shares of the shares transferred to him by written notice to the Company during the 180 day period beginning six months from distribution. The Company, subject to some restrictions, must repurchase the shares at a price which is the average of the high and low prices on the date the “put” is exercised.
Benefits
      In general, benefits provide a safety net of protection against financial catastrophes that can result from illness, disability or death. The benefits we offer to key executives are generally those offered to the general employee population with some variation based on industry practices and to promote replacement of benefit opportunities lost to regulatory limits, as discussed on page 15. Data provided to the Committee under a study conducted for it by an outside consultant indicate that the nature and value of the benefits we provide are competitive with those offered by the comparator companies and in some instances moderately above those offered within our industry.
      In light of the move of the company’s administrative offices from Plainfield, Illinois to The Woodlands, Texas the Committee approved in 2001 special relocation assistance for certain executive officers. Assistance was provided in the form of interest free loans secured by primary residences pursuant to Section 7872 (h) (1) (c) of the Internal Revenue Code of 1986 (the “Code”) and regulations. In 2005, consistent with the terms of the loan agreement, Mr. Glenn remitted to the Company the final installment and the loan is paid in full.
Internal Revenue Code 162(m) Considerations
      Section 162(m) of the Code provides that compensation in excess of $1,000,000 annually for any of the five most highly-paid executive officers will not be deductible for purposes of U.S. corporate income taxes unless it is “performance-based” compensation and is paid pursuant to a plan meeting certain requirements of the Code. The Committee’s primary obligation is to promote, recognize and reward performance which increases shareholder value, and accordingly will continue to rely on performance-based compensation programs which are designed to achieve that goal. The Committee believes that all compensation paid in respect of 2005 and earlier years was deductible, primarily because the aggregate amount of such compensation for each executive officer was below the $1 million threshold under Section 162(m). The Company’s Bonus Plan and 1999 Long-Term Incentive Plan were designed in a form that payments under such plans would qualify as deductible performance-based compensation. Certain compensation pursuant to prior plans in future years may not be deductible to the extent such compensation causes the $1,000,000 threshold to be exceeded for any of Company’s five highest paid executive officers. The Committee intends to give appropriate consideration to the requirements of Section 162(m) in the operation of the Plan and Program, but will also exercise its discretion to determine, according to the best overall interests of the Company, whether to satisfy such requirements.

Conclusion
      The Committee believes these executive compensation policies and programs serve the interests of shareholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company’s overall future success, thereby enhancing the value of the Company for the shareholders’ benefit.
      We will continue to monitor the effectiveness of the Company’s total compensation program to meet the current needs of the Company.

Vincent L. Kontny (Chairman)
Gary L. Neale
Dr. J. Charles Jennett
L. Donald Simpson

STOCK PERFORMANCE CHART
      The Stock Performance Chart below shall not be deemed incorporated by reference by a general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts. There can be no assurance that the common shares performance will continue into the future with the same or similar trends depicted in the graph below. We will not make or endorse any predictions as to future performance of our common shares.
      The chart below compares the cumulative total shareholder return on our common shares from December 31, 1999 to the end of the last year with the cumulative total return on the Dow Jones Heavy Construction Industry Index (“Peer Group Index”) and the Russell 2000 Index for the same period. The comparison assumes $100 was invested in the our common shares, the Peer Group Index and the Russell 2000 Index on December 31, 1999, and reinvestment of all dividends.
COMPARISON OF TOTAL RETURNS
VALUE FOR EACH ONE HUNDRED DOLLARS INVESTED ON DECEMBER 31, 1999
(GAINS IN STOCK PRICE, DIVIDENDS AND REINVESTED DIVIDENDS)

	2000	2001	2002	2003	2004	2005

Chicago Bridge & Iron Company N.V.	100.00	150.25	171.42	330.33	459.68	582.19

Peer Group Index	100.00	105.03	88.09	120.16	145.89	210.56

Russell 2000 Index	100.00	101.02	79.22	115.16	135.31	139.81

ITEM 2
ELECTION OF MEMBER OF MANAGEMENT BOARD
      The management of the Company is entrusted to the Management Board. Our Articles of Association provide that the Supervisory Board shall determine the number of members of the Management Board. The Supervisory Board has determined that the number of members of the Management Board shall be one. As permitted under Dutch law and our Articles of Association, the Supervisory Board is authorized to make binding nominations of two candidates for each open position on the Management Board, with the candidate receiving the greater number of votes being elected. The binding nature of the Supervisory Board’s nomination may be overridden by a vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company. In that case, shareholders would be free to cast their votes for persons other than those nominated below.
      Chicago Bridge & Iron Company B.V., a wholly owned subsidiary, had served as the sole member of the Management Board from March 1997 until it resigned on February 8, 2006. The Supervisory Board proposes to elect Chicago Bridge & Iron Company B.V. to such position.
      For the sole position on the Management Board, the Supervisory Board has nominated Chicago Bridge & Iron Company B.V. or Lealand Finance Company B.V., both of which are our wholly owned subsidiaries. As provided in the Dutch Corporate Governance Code the person or entity elected to serve as the sole member of our Management Board will serve for a four-year term ending on the date of our annual shareholders meeting in the year 2010. At the Annual Meeting in 2005, the shareholders adopted the Management Board compensation policy, which is to pay no compensation to the sole member of the Management Board.
      THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF CHICAGO BRIDGE & IRON COMPANY B.V. TO THE SOLE POSITION ON THE MANAGEMENT BOARD
ITEM 3
ADOPTION OF ANNUAL ACCOUNTS FOR 2005
      At the Annual Meeting, the shareholders will be asked to authorize the preparation of the Dutch statutory annual accounts and annual report of the Management Board in the English language and to adopt the Dutch Statutory Annual Accounts of the Company for the year ended December 31, 2005 (the “Annual Accounts”), as required under Dutch law and our Articles of Association.
      The Annual Accounts are prepared in accordance with Dutch generally accepted accounting principles (“Dutch GAAP”) and Dutch law. The Annual Accounts contain certain disclosures not required under generally accepted accounting principles in the United States (“U.S. GAAP”). Dutch GAAP generally requires us to amortize goodwill and indefinite lived intangible assets, which is not required under U.S. GAAP. In addition, the Management Report required by Dutch law, similar to the Management’s Discussion and Analysis of Results of Operations and Financial Condition included in the 2005 Annual Report to Shareholders (“Annual Report”), also contains information included in our Annual Report on Form 10-K and other information required by Dutch law. A copy of the Annual Accounts can be accessed through our website, www.cbi.com, and may be obtained at our executive offices at Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands and at the Bank of New York, 620 Avenue of the Americas, New York, New York 10011.
      The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the Annual Accounts and to authorize the preparation of our Dutch statutory annual accounts and annual report in the English language.
      THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE ANNUAL ACCOUNTS AND THE AUTHORIZATION OF THE PREPARATION OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS AND ANNUAL REPORT IN ENGLISH.
ITEM 4
DISCHARGE OF MEMBERS OF THE MANAGEMENT BOARD
      Under Dutch law, the Annual Meeting may discharge the members of the Management Board from liability in respect of the exercise of their management duties during the financial year concerned. During 2005, the sole member of the Management Board was Chicago Bridge & Iron Company B.V., our wholly owned subsidiary. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.
      It is proposed that the shareholders resolve to discharge the sole member of the Management Board from liability in respect of the exercise of its management duties during 2005.
      The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Management Board.
      THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE DISCHARGE OF THE SOLE MEMBER OF THE MANAGEMENT BOARD FROM LIABILITY FOR 2005.
ITEM 5
DISCHARGE OF MEMBERS OF THE SUPERVISORY BOARD
      Under Dutch law, the Annual Meeting may discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during the financial year concerned. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.
      It is proposed that the shareholders resolve to discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during 2005.
      The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Supervisory Board.
      THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE DISCHARGE OF THE MEMBERS OF THE SUPERVISORY BOARD FROM LIABILITY FOR 2005.
ITEM 6
DISTRIBUTION FROM PROFITS
      Our Articles of Association provide that the general meeting of shareholders may resolve to make distributions from profits. During 2005, we distributed four quarterly distributions (interim dividends) in cash in anticipation of the final dividend. The interim dividends were distributed on March 31, June 30, September 30 and December 30, each at the rate of $0.03 per share, for an aggregate interim cash dividend of $0.12 per share.
      We propose that no further distributions be made and that the final dividend for 2005 shall equal the aggregate of the four interim dividends in cash amounting to $0.12 per share and that such amounts shall be charged to profits.
      The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the final dividend.
      THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE DISTRIBUTION OF THE FINAL DIVIDEND.
ITEM 7
DETERMINE THE COMPENSATION OF THE SUPERVISORY DIRECTOR WHO SERVES AS THE NON-EXECUTIVE CHAIRMAN
      Under our Articles of Association, the shareholders determine the compensation of Supervisory Directors for service in their capacities as Supervisory Directors, including changes to their compensation. As approved by shareholders in 1997, 2000, 2003 and 2005, Supervisory Directors who are not employees receive an annual retainer of $30,000, a meeting attendance fee of $1,500 and an annual grant of 4,400 units of shares of restricted stock. Committee chairmen receive an annual retainer of $5,000, except the chairman of the Audit Committee who receives an annual retainer of $10,000, and committee members receive a meeting attendance fee of $1,000. Supervisory Director fees are more fully described under the caption “Compensation of Directors”.
      We propose to increase the annual retainer of the non-executive Chairman of the Supervisory Board to $90,000.
      The affirmative vote of a majority of the votes cast is required to adopt the proposal to establish the compensation of the Supervisory Director who serves as the non-executive Chairman of the Supervisory Board.
      THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ESTABLISH THE COMPENSATION OF THE SUPERVISORY DIRECTOR WHO SERVES AS THE NON-EXECUTIVE CHAIRMAN OF THE SUPERVISORY BOARD.
ITEM 8
EXTENSION OF AUTHORITY OF MANAGEMENT BOARD TO REPURCHASE UP TO 10%
OF OUR ISSUED SHARE CAPITAL UNTIL JANUARY      , 2008
      Under Dutch law and our Articles of Association, the Management Board may, with the prior approval of the Supervisory Board, and subject to certain Dutch statutory provisions, be authorized to repurchase issued shares on behalf of the Company in amounts, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow us to have the flexibility to repurchase our shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on an annual rolling basis. At the 2005 annual meeting, the shareholders authorized the Management Board to repurchase up to 10% of our issued share capital in open market purchases, through privately negotiated transactions, or by means of a self-tender offer or offers, at prices ranging up to 110% of the market price at the time of the transaction. As of March 15, 2006, we had repurchased 191,500 shares under this authority. Such authority expires on November 13, 2006.
      The Management Board believes that the Company would benefit by extending such authority of the Management Board to repurchase shares in our share capital. For example, to the extent the Management Board believes that our shares may be undervalued at the market levels at which it is then trading, repurchases of our own share capital may represent an attractive investment for the Company. Such shares could be used for any valid corporate purpose, including use under our compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased, if any, and the timing and manner of any repurchases would be determined by the Management Board, with the prior approval of the Supervisory Board, in light of prevailing market conditions, our available resources and other factors that cannot now be predicted. The number of shares held by the Company or its subsidiaries may generally never exceed 10% of the total number of our issued and outstanding shares.
      In order to provide us with sufficient flexibility, the Management Board proposes that the general meeting of shareholders grant authority for the repurchase of up to 10% of our issued share capital (or over 9,700,000 shares) on the open market, or through privately negotiated repurchases or in self-tender offers, at prices ranging up to 110% of the market price at the time of the transaction. Such authority would extend for 18 months from the date of the Annual Meeting until January      , 2008.
      The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal to grant extended authority to the Management Board until January      , 2008 to repurchase up to 10% of our issued share capital on the open market, or through privately negotiated repurchases or self-tender offers, at prices ranging up to 110% of the market price at the time of the transaction.

      THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO GRANT EXTENDED AUTHORITY TO THE MANAGEMENT BOARD TO REPURCHASE SHARES.
ITEM 9
EXTENSION OF AUTHORITY OF SUPERVISORY BOARD TO ISSUE
SHARES, TO GRANT THE RIGHT TO ACQUIRE SHARES AND TO
LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL JULY      , 2011
      At the Annual Meeting, the shareholders will be asked to resolve on a further extension of the designation of the Supervisory Board to issue shares and/or grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights in respect of the issuance of shares or the grant of the right to acquire shares, for a five-year period from the date of the Annual Meeting until July      , 2011. Under Dutch law and our Articles of Association, shareholders have a pro rata preemptive right to subscribe for any shares issued for cash unless such right is limited or excluded. Shareholders have no preemptive right with respect to any shares issued for consideration other than cash or pursuant to certain employee share plans. Shareholders also have a pro rata preemptive right to participate in any grant of the right to acquire shares for cash, other than certain grants under employee share plans. If designated for this purpose at the Annual Meeting, the Supervisory Board will have the power to issue and/or grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights with respect to the issuance of shares or the grant of the right to acquire shares. Such a designation may be effective for up to five years and may be renewed on an annual rolling basis. At the 2005 annual meeting, the shareholders designated the Supervisory Board for a five-year period to issue shares and/or grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights with respect to the issuance of shares or the grant of the right to acquire shares. This five-year period will expire on May 13, 2005.
      The affirmative vote of a majority of the votes cast at the Annual Meeting, or the affirmative vote of 2/3 of the votes cast if less than 50% of the issued capital is represented at the meeting, is required to extend the authorization of the Supervisory Board to issue and/or to grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights for a five-year period from the date of the Annual Meeting until July      , 2011.
      THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE DESIGNATION OF THE SUPERVISORY BOARD TO ISSUE AND/ OR GRANT RIGHTS TO ACQUIRE SHARES (INCLUDING OPTIONS TO SUBSCRIBE FOR SHARES) AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL JULY      , 2011.
ITEM 10
APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Supervisory Board has recommended that Ernst & Young LLP (“E&Y”) be appointed as the Company’s independent registered public accounting firm for the year ending December 31, 2006. E&Y has acted as the Company’s independent registered public accounting firm since 2005. Deloitte & Touche LLP (“D&T”) had acted as the Company’s independent registered public accounting firm from 2002 to 2004. Representatives of E&Y are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.
      D&T’s report on our financial statements for the fiscal year 2004 contained no adverse opinion nor disclaimer of opinion and was not qualified nor modified as to uncertainty, audit scope or accounting principles. During 2004 and any subsequent period through the date of dismissal, there have been no disagreements between the Company and D&T on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of D&T, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its report. During 2004 and subsequent interim periods before its engagement date, we did not consult with D&T regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of SEC Regulation S-K.
      The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint Ernst & Young as our independent registered public accounting firm who will audit the Company’s accounts for the year ending December 31, 2006.
      THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2006.
ITEM 11
DISCUSSION OF DIVIDEND POLICY
      Under the Dutch Corporate Governance Code, we are required to provide shareholders with an opportunity at our Annual Meeting to discuss the Company’s dividend policy and any major changes in that policy. Shareholders will not be entitled to adopt a binding resolution determining our future dividend policy.
      Pursuant to our Articles of Association, the Management Board, with the approval of the Supervisory Board, may determine that an amount shall be reserved out of our annual profits. The portion of our annual profits that remains after such reservation is at the disposal of the general meeting of shareholders. Out of our share premium reserve and other reserves available for shareholder distributions under the law of the Netherlands, the general meeting of shareholders may declare distributions upon the proposal of the Management Board (after approval by the Supervisory Board). We may not pay dividends if the payment would reduce shareholders’ equity below the aggregate nominal value of our common shares outstanding, plus the reserves required to be maintained pursuant to Dutch law or our Articles of Association. Although under Dutch law dividends are generally paid annually, the Management Board, with the approval of the Supervisory Board, may, subject to certain statutory provisions, distribute one or more interim dividends or other interim distributions before the accounts for any year have been approved and adopted at a general meeting of shareholders in anticipation of the final dividend or final distribution. Rights to cash dividends and distributions that have not been collected within five years after the date on which they become due and payable shall revert to the Company.
      We have declared and paid in the past, and currently intend to declare and pay, regular quarterly cash dividends or distributions on our common shares; however, there can be no assurance that any such dividends or distributions will be declared or paid. The payment of dividends or distributions in the future will be subject to the discretion of our shareholders (in the case of annual dividends), our Management Board and our Supervisory Board and will depend upon general business conditions, legal and contractual restrictions on the payment of dividends or distributions, and other factors. We will pay any cash dividends or distributions in U.S. dollars. Any cash dividends or distributions payable to holders of shares registered in our New York registry will be paid to The Bank of New York as New York Transfer Agent and Registrar.

SHAREHOLDER PROPOSALS
      Any proposal of a shareholder intended to be presented at the 2007 Annual Meeting of Shareholders must be received at our principal executive offices no later than February      , 2007 if the proposal is to be considered for inclusion in our proxy statement relating to such meeting, without prejudice to shareholder rights to cause a general meeting of shareholders to be convened under article 34.2 of our Articles of Association and without prejudice to shareholders’ rights under Dutch law to cause certain items to be placed on the agenda for our 2007 Annual Meeting.

By Order of the Board of Supervisory Directors

Jerry H. Ballengee
Non-Executive Chairman of the Board of Supervisory Directors
Hoofddorp, The Netherlands
June      , 2006

CHICAGO BRIDGE & IRON COMPANY N.V.
Voting Instruction Card

(Must be presented at the meeting or received by mail prior to the close of business on July ____, 2006)

     The undersigned registered holder of Shares of New York Registry (each representing one Common Share of EUR 0.01 nominal amount of Chicago Bridge & Iron Company N.V.), hereby appoints The Bank of New York, as New York Transfer Agent and Registrar, through its agent, as the proxy of the undersigned with full power of substitution to attend and address the Annual General Meeting of Shareholders of Chicago Bridge & Iron Company N.V. to be held in ______, The Netherlands on July ______, 2006 and in general, to exercise all rights the undersigned could exercise in respect of such Common Shares if personally present thereat in their discretion upon all matters which may properly come before such Meeting and every adjournment thereof, and instructs such proxy to endeavor, in so far as practicable, to vote or cause to be voted on a poll (if a poll shall be taken) the Common shares of Chicago Bridge & Iron Company N.V. represented by shares of New York Registry registered in the name of the undersigned on the books of the New York Transfer Agent and Registrar as of the close of business on June 9, 2006, at such Meeting in respect of the resolutions specified on the reverse side thereof. This proxy is governed by Dutch law.
Notes:	1.	Please direct your proxy how it is to vote by placing an “x” in the appropriate box opposite the resolutions specified on the reverse side thereof.
	2.	If no instructions are given on this Voting Instruction Card, then the shares will be voted FOR members Flury, Kontny and Asherman, FOR member Chicago Bridge & Company B.V. and FOR items 3-10.
	3.	This voting Instruction Card is solicited by the Supervisory Board of the Company.

To include any comments, please mark this box.	☐
CHICAGO BRIDGE & IRON COMPANY N.V.
P.O. BOX 11436
NEW YORK, N.Y. 10203-0436
Please complete and date this proxy on the reverse side and return it promptly in the accompanying envelope.

1.
To elect a) L. Richard Flury, b) Vincent L. Kontny and c) Philip K. Asherman as members of the Supervisory Board to serve until the Annual General Meeting of Shareholders in 2009 and until their successors shall have been duly appointed;

First position:	a) L. Richard Flury
OR
b) David P. Bordages
Second position:	c) Vincent L. Kontny
OR
d) Samuel C. Leventry
Third position:	e) Philip K. Asherman
OR
f) Luciano Reyes
2.	To elect Chicago Bridge & Iron Company B.V. as sole member of the Management Board;

3.	To authorize the preparation of the annual accounts and the annual report in the English language and to adopt the Dutch Statutory Annual Accounts of the Company for the year ended December 31, 2005;

4.	To discharge the members of the Management Board from liability in respect of the exercise of their duties during the year ended December 31, 2005;

5.	To discharge the members of the Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2005;

6.	To resolve on the final dividend for the year ended December 31, 2005;

7.	To determine the compensation of the non-executive chairman of the Supervisory Board;

8.	To approve the extension of the authority of the Management Board to repurchase up to 10% of the issued share capital of the Company until January ______, 2008

9.
To approve the extension of the authority of the Supervisory Board to issue and/or grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude the preemptive rights of shareholders of the Company until July ______, 2011

10.	To appoint Ernst & Young LLP our independent registered public accounting firm for the year ending December 31, 2006.

☐	▼ DETACH PROXY CARD HERE ▼

Sign, Date and Promptly
Return this Proxy Card Using	☒
the Enclosed Envelope.	Votes must be indicated
(x) in Black or Blue ink.

WITHHOLD
AUTHORITY
1.	FOR		FOR	FOR

a) L. Richard Flury	☐	OR b) David P. Bordages	☐	☐

c) Vincent L. Kontny	☐	OR d) Samuel C. Leventry	☐	☐

e) Philip K. Asherman	☐	OR f) Luciano Reyes	☐	☐

2.

a) Chicago Bridge & Iron Company B.V.	☐	b) Lealand Finance Company B.V.	☐	☐

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

3.	☐	☐	☐	8.	☐	☐	☐

4.	☐	☐	☐	9.	☐	☐	☐

5.	☐	☐	☐	10.	☐	☐	☐

6.	☐	☐	☐	To change your address, please mark this box.			☐

7.	☐	☐	☐

S C A N L I N E

The Voting Instruction must be signed by the person in whose name the relevant shares are registered on the books of the Transfer Agent and Registrar. In the case of a Corporation, the Voting Instruction must be executed by duly authorized Officer or Attorney.

Date	Share Owner sign here	Co-Owner sign here